Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-155635) of Coca-Cola Bottling Co. Consolidated of our report dated March 18, 2010 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 18, 2010